Exhibit 99.1
Delek US Holdings Provides Operational Update & Announces Drop Down of Logistics Assets

•	Additional Logistics Value Unlocked with Second Drop Down

•	El Dorado Turnaround Nearing Completion, Restart Underway; Crude Flexibility Enhanced

•	Preliminary Fourth Quarter 2013 Results Provided

BRENTWOOD, Tenn., February 11, 2014 (BUSINESS WIRE) – Delek US Holdings Inc. (NYSE: DK) (“Delek US”) announced the following updates related to its El Dorado, Arkansas refinery and its fourth quarter 2013 results.

Additional Logistics Value Unlocked

On February 10, 2014, Delek US completed its second drop down of logistics assets to Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics”) with the sale of certain storage tanks and the products terminal located at the El Dorado refinery for $95.9 million in cash. The storage tanks have approximately 2.5 million barrels of aggregate shell capacity and consist of 158 tanks and ancillary assets, including piping and pumps. The products terminal operated at an approximate average throughput of 12,500 barrels per day during the nine months ended September 30, 2013, and has an estimated capacity of 26,700 barrels per day.

In connection with the closing of the transaction, Delek US and Delek Logistics entered into, among other agreements, a throughput and tankage agreement for the terminal assets, storage tanks and related assets. Performance of Delek Logistics Partners, LP is reported in the logistics segment of Delek US and amounts payable by Delek US under the throughput and tankage agreement are eliminated in the consolidation of Delek US’ results.

El Dorado Refinery Turnaround Nearing Completion; Restart Underway

The El Dorado refinery turnaround, which began on January 4, 2014, is nearing completion and the restart process is underway. The refinery will increase throughput rates over the next two weeks as it becomes fully operational. While turnaround work was underway, customer demand was met by a combination of product inventory on-hand and from products transferred from Delek US’ Tyler, Texas refinery. During the turnaround, the pre-flash tower project to increase light crude capability by 10,000 barrels per day was completed. Also, the fluid catalytic cracking reactor was replaced with state of the art technology. These projects are expected to improve operating efficiencies and crude flexibility at the refinery, and should allow it to achieve crude throughput of 80,000 barrels per day using a light crude slate or heavier medium-sour crude slate depending on refined product and crude oil pricing.

Fourth Quarter 2013 Update

Delek US expects to report a net loss after tax in the range of $4.0 to $7.0 million, or $0.07 to $0.12 per basic share, for the fourth quarter 2013. During the quarter, the Company’s performance was negatively affected by special items of approximately $5.0 million to $8.0 million on an after tax basis, or $0.08 to $0.13 per diluted share. These items primarily consist of increased professional fees related to refinancing efforts and acquisition-related costs, non-cash executive compensation expense, a loss on disposal of an asset and turnaround activity. In preparation for the January 2014 turnaround at the El Dorado refinery, sales volume was reduced in the fourth quarter in order to increase inventory to support customer demand, while turnaround work was being conducted at the refinery.

Higher depreciation expense, as compared to the average during the first nine months of 2013, reduced results by $2.0 million to $3.0 million on an after tax basis. Finally, results were negatively affected by a higher than expected tax rate that increased tax expense by $3.0 million to $6.0 million in the quarter, and resulted in an effective annual tax rate, adjusted for minority interest, that is higher than previous guidance of 36.5 percent for the year ended December 31, 2013. Excluding these items, net income would be in a range of $6.0 million to $10.0 million, or $0.10 to $0.17 per diluted share, for the fourth quarter 2013.

The following table reconciles the expected fourth quarter net loss to the expected adjusted net income based on the factors discussed above.

Reconciliation of Adjusted Fourth Quarter After-Tax Results

Estimated range of reported net income (loss)	($4.0 million to $7.0 million)
Plus Expenses, net of tax:
Special items	$5.0 million to $8.0 million
Higher depreciation	$2.0 million to $3.0 million
Higher income tax expense	$3.0 million to $6.0 million
Range of adjusted net income (loss)	$6.0 million to $10.0 million

Range of adjusted earnings per diluted share	$0.10 to $0.17

Delek US Holdings intends to issue a press release summarizing fourth quarter and full year 2013 results after the U.S. stock market closes on Wednesday, February 26, 2014. A conference call to discuss fourth quarter and full year 2013 results is scheduled to begin at 10:00 a.m. CT (11:00 a.m. ET) on Thursday, February 27, 2014. A live broadcast of the conference call will be available online by going to www.DelekUS.com and clicking on the investor relations tab.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 140,000 barrels per day. Delek US Holdings, Inc. and its affiliates own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets fuel and merchandise through a network of approximately 362 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; our competitive position and the effects of competition; the projected growth of the industries in which we operate; changes in the scope, costs, and/or timing of capital and maintenance projects; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

U.S. Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366
or
Chris Hodges
Founder & CEO
Alpha IR Group
312-445-2870